Exhibit 99.1

Crescent Financial Corporation Announces Third Quarter Results

CARY, N.C., Oct. 29, 2010 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced an unaudited net loss for the three months ended September 30, 2010, before adjusting for the effective dividend on preferred stock, of ($1,884,000) compared with net income of $636,000 for the three month period ended September 30, 2009. After adjusting for dividends and accretion on preferred stock of $423,000 and $422,000, respectively for each period, the net loss attributable to common shareholders for the current period was ($2,307,000) or ($0.24) per diluted share compared to net income attributable to common shareholders of $214,000 or $0.02 per diluted share for the prior year period. Financial results for the third quarter of 2010 were negatively impacted by an increase in loan loss provision, expenses related to the loan collection process and the increased level of loans moved to nonaccrual status.

Net Interest Income

Net interest income for the three-month period ended September 30, 2010 decreased by $600,000 to $6.8 million compared with $7.4 million for the period ended September 30, 2009. The yield on average earning assets decreased by 32 basis points from 5.77% to 5.45%, of which 20 basis points was due to the reversal of accrued but uncollected interest income on loans moved into nonaccrual status during the quarter. The cost of interest bearing deposits declined from 3.03% in the prior year period to 2.63% for the quarter ended September 30, 2010. The tax equivalent net interest margin was 3.08% for both comparative quarters as the decline in the percentage of average earning assets to average interest bearing liabilities offset the improvement in the interest rate spread..

Net interest income for the current three-month period declined by $727,000 when compared to the second quarter of 2010 as a result of lower earning assets volume and the reversal of interest income on nonaccrual loans. Approximately $453,000 of previously accrued interest income was reversed during the third quarter. The yield on earning assets decreased by 37 basis points from 5.82%, the cost of interest-bearing liabilities declined by 15 basis points from 2.78%, and the net interest margin declined by 25 basis points from 3.33%.

Provision for Loan Losses and Asset Quality

The provision for loan losses was $4.9 million for the quarter ended September 30, 2010, an increase of $3.0 million over the $1.9 million recorded for the third quarter of 2009. The increase in the provision was due to the need for additional loan loss reserves resulting from qualitative factors driven by economic conditions, the level of historical charge-offs and specific reserves determined through the analysis of impaired loans. Annualized net charge-offs were 2.96% for the current quarter, 3.73% for the second quarter of 2010 and 0.68% for the third quarter of 2009. The allowance for loan losses as a percentage of total gross outstanding loans was 2.60% at September 30, 2010, 2.59% at June 30, 2010 and 1.79% at September, 2009.

Nonperforming loans as a percentage of total loans held for investment was 4.42% at September 30, 2010 compared to 1.68% at June 30, 2010 and 2.14% at September 30, 2009. Total nonperforming assets, which include nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral, as a percentage of total assets at September 30, 2010, was 4.71% compared with 2.84% at June 30, 2010 and 2.05% at September 30, 2009. The loan loss reserve coverage ratio, which is the reserve as a percentage of nonperforming loans, was 59% at September 30, 2010, 154% at June 30, 2010 and 83% at September 30, 2009. The reduction in the loan loss reserve coverage ratio is primarily due to the increase of specific reserves during the second quarter of 2010 on loans that were not moved to nonaccrual status until the third quarter of 2010.

The level of non-performing assets increased during the third quarter of 2010 due to the deterioration of several construction land development and commercial real estate relationships originated primarily in our Triangle and Sandhills regions. Management continues to caution that future results will be dependent on reducing the number of loans migrating into a problem status. The Company will continue to devote resources to managing problem credits and adequately providing for future loan losses.

Noninterest Income

Noninterest income increased by $187,000 or 17% to $1.3 million for the current period compared to $1.1 million for the period ended September 30, 2009. The increase in noninterest income is primarily attributed to an increase of $254,000 in mortgage loan related revenue and $40,000 in customer service fees and service charges on deposit accounts. The Company has established a correspondent bank platform for its mortgage division and we have begun originating loans in our name and selling them in the secondary market. Mortgage loan related revenue now includes both brokered origination fees as well as gains on the sale of loans. Noninterest income for the third quarter of 2009 includes a $110,000 gain on the sale of investment securities.

On a linked quarter basis, non-interest income increased by $225,000. Revenue from mortgage loan related activities increased by $217,000 and income from various nonmarketable equity investments increased by $21,000.

Noninterest Expenses

Noninterest expenses increased by $749,000 or 13% to $6.6 million in the third quarter of 2010 compared to $5.9 million for the prior year period. The Company experienced a $309,000 increase in loan collection expenses compared to the three-month period ended September 30, 2009. Total loan collection expenses for the current quarter totaled $489,000 compared to $180,000 for the prior year period. The loan collection expenses were primarily related to foreclosed and repossessed loan collateral; $389,000 in acquisition and ongoing servicing costs, $42,000 in valuation write-downs and $38,000 in net losses on disposition. Personnel expenses increased by $193,000 compared to the third quarter of 2009 due primarily to the creation of a correspondent mortgage platform and the increased volume of mortgage loan activity. Occupancy expenses were $47,000 higher in the current period compared with the prior year period primarily due to the expansion of our Operations Center in early 2010. Data processing expenses were up $30,000 due to increased account volumes over last year. FDIC deposit insurance premiums are $119,000 more than the same period a year ago.

On a linked quarter basis, non-interest expenses declined by $519,000 from $7.2 million for the three-month period ended June 30, 2010. The decrease was primarily the result of a $830,000 decline in loan collection expenses from $1.3 million for the prior period. Valuation write-downs on existing real estate owned were $42,000 for the third quarter of 2010 compared with $901,000 during the second quarter of 2010.

Nine-Month Period

For the nine months ended September 30, 2010, the Company reported a net loss, before adjusting for the effective dividend on preferred stock, of ($5,351,000) compared to net income of $1,821,000 for the nine months ended September 30, 2009. After adjusting for $1,264,000 and $1,012,000 in dividends and accretion on preferred stock for the two respective comparative periods, net loss attributable to common shareholders for the current period was ($6,615,000) or ($0.69) per share compared to net income attributed to common shareholders of $809,000 or $0.08 per share for the prior year nine-month period. Net interest income decreased by less than 1% or $101,000 to $21.8 million from $21.9 million. The tax equivalent net interest margin for the current nine-month period expanded by 19 basis points from 3.04% to 3.23%. The provision for loan losses was $15.1 million for the nine-month period ended September 30, 2010 compared to $4.8 million for the prior year period. The larger provision reflects current economic conditions, credit quality issues and an increase in net charge-offs. Non-interest income increased by $783,000 or 29% for the current nine-month period versus the same period in 2009. Non-recurring items for the nine-month period ended September 30, 2009, included the recognition of a $407,000 impairment on a nonmarketable equity investment and a $110,000 gain on the sale of investment securities. Other components of the current nine-month period increase include a $239,000 increase in mortgage loan related revenue, $163,000 increase in customer service fees and service charges on deposit accounts and a $48,000 increase in brokerage referral fees. Non-interest expenses increased by $2.2 million, or 12%, for the nine-month period ended September 30, 2010 with over $1.6 million of the increase in the loan collection expense category. Loan collection expenses for the current nine-month period were $2.1 million and include $1.1 million in expenses related to the acquisition and servicing of foreclosed and repossessed assets, $943,000 of valuation write-downs on foreclosed assets and $8,000 of net losses on disposal of foreclosed and repossessed assets. The Company converted its data processing platform during the first quarter of 2009 and incurred approximately $235,000 of one-time, non-recurring expenses.

Balance Sheet

Crescent Financial Corporation reported unaudited total assets at September 30, 2010 of $972.5 million. Total assets have declined since December 31, 2009 by approximately 6% or $60.3 million. Total gross loans decreased by $64.9 million from $759.3 million at December 31, 2009 to $694.4 million at September 30, 2010. Approximately $31.7 million of the decline is attributed to transferring loans to foreclosed or repossessed assets and the charge-offs related to those accounts. The remaining $33.2 million of the decline resulted from payments and payoffs of approximately $69.7 million, net of $36.5 million in new loans.

Total deposits declined by $5.6 million between December 31, 2009 and September 30, 2010, but the mix of deposits has changed significantly. Time deposits declined by $48.9 million, which includes a $39.3 million reduction in brokered deposits. Time deposits represent 54% of total deposits at September 30, 2010 compared to 61% at December 31, 2009. Total non-time deposits grew by $43.3 million during the first nine months of 2010 with interest-bearing checking, savings and non-interest checking increasing by $45.8 million, $7.6 million and $920,000, respectively. Money market account balances declined by $11.0 million as balances shifted into higher yielding products. The Company continues to experience great success in generating core deposits through Crescent Rewards, a high-yield checking product introduced in December 2008.

Total borrowings have declined by $52.0 million since December 31, 2009, the majority of which represented overnight borrowings. Liquidity generated through declines in both the loan and investment portfolios was used to reduce borrowings. Total stockholders' equity was $85.6 million at September 30, 2010 compared to $89.5 million at year end 2009. The net decrease was primarily related to the net loss for the year and an increase in other comprehensive income. The total risk-based capital ratios at both the Company and Crescent State Bank remain very strong and are 13.57% and 13.24%, respectively, at September 30, 2010. Crescent State Bank exceeded "well capitalized" standards according to regulatory guidelines at September 30, 2010.

Mike Carlton, President and CEO, stated, "The economy continues to present challenges for our customers, which in turn has a direct impact on our operating performance. During the third quarter, we continued to be aggressive in identifying credits that portray collateral and cash flow weaknesses as a result of the current economic conditions. As such, the elevated amounts of loan loss provision and charge offs has negatively impacted our earnings. While total dollars of nonperforming assets increased during the quarter, the actual number of loans moving into a nonperforming status declined from the prior period.

On a brighter side, the core bank operations remain solid. We continue to have successes in improving the mix within the deposit portfolio which has allowed us to reduce our interest expense. Additionally, we are especially pleased with the increase in noninterest income primarily attributable from the successes within the mortgage division. Our capital ratios at both the Bank and the Company remain strong."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation
Financial Summary

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)

	For the Three Month Period Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

INTEREST INCOME
Loans	$10,420	$11,496	$11,484	$11,900	$11,986
Investment securities available for sale	1,844	1,857	1,936	2,064	2,081
Fed funds sold and other interest-earning deposits	13	8	5	12	1
Total Interest Income	12,277	13,361	13,425	13,976	14,068

INTEREST EXPENSE
Deposits	3,980	4,232	4,346	4,674	4,885
Short-term borrowings	58	124	206	228	507
Long-term debt	1,428	1,467	1,412	1,399	1,265
Total Interest Expense	5,466	5,823	5,964	6,301	6,657

Net Interest Income	6,811	7,538	7,461	7,675	7,411
Provision for loan losses	4,948	8,389	1,801	6,740	1,958
Net interest income (loss) after provision for loan losses	1,863	(851)	5,660	935	5,453

Non-interest income
Mortgage loan origination income	68	111	193	187	223
Service charges and fees on deposit accounts	464	474	432	455	424
Earnings on life insurance	223	219	217	226	225
Gain on sale of available for sale securities	--	--	--	760	110
Loss on impairment of nonmarketable investment	--	--	--	(197)	--
Gain on sale of loans	409	149	44	75	--
Other	151	137	159	153	146
Total non-interest income	1,315	1,090	1,045	1,659	1,128

Non-interest expense
Salaries and employee benefits	3,223	3,050	3,130	2,816	3,030
Occupancy and equipment	998	994	957	936	952
Data processing	388	393	386	308	358
FDIC deposit insurance premium	429	275	309	587	310
Impairment of goodwill	--	--	--	30,233	--
Other	1,598	2,443	1,404	1,262	1,237
Total non-interest expense	6,636	7,155	6,186	36,142	5,887

Income (loss) before income taxes	(3,458)	(6,916)	519	(33,548)	694
Income taxes	(1,574)	(2,906)	(23)	(1,501)	58

Net income (loss)	(1,884)	(4,010)	542	(32,047)	636
Effective dividend on preferred stock	423	421	419	604	422
Net income (loss) attributable to common shareholders	$(2,307)	$(4,431)	$123	$(32,651)	$214

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.24)	$(0.46)	$0.01	$(3.41)	$0.02
Diluted	$(0.24)	$(0.46)	$0.01	$(3.41)	$0.02

COMMON SHARE DATA

Book value per common share	$6.45	$6.62	$7.00	$6.92	$10.46
Tangible book value per common share	$6.37	$6.54	$6.92	$6.83	$7.23
Ending shares outstanding	9,664,059	9,664,059	9,626,559	9,626,559	9,626,559
Weighted average common shares outstanding - basic	9,581,390	9,581,390	9,574,264	9,569,290	9,569,290
Weighted average common shares outstanding - diluted	9,581,390	9,581,390	9,587,748	9,569,290	9,606,186

PERFORMANCE RATIOS (annualized)
Return on average assets	-0.77%	-1.60%	0.21%	-12.00%	0.24%
Return on average equity	-8.49%	-17.75%	2.36%	-103.58%	2.06%
Yield on earning assets	5.45%	5.82%	5.78%	5.76%	5.80%
Cost of interest-bearing liabilities	2.63%	2.78%	2.80%	2.87%	3.03%
Tax equivalent net interest margin	3.08%	3.33%	3.27%	3.21%	3.08%
Efficiency ratio	81.66%	82.92%	72.72%	387.22%	68.94%
Net loan charge-offs	2.96%	3.73%	1.38%	1.53%	0.68%

(Amounts in thousands except share and per share data and prior years' information may have been reclassified)
INCOME STATEMENTS (unaudited)

	For the Nine Month Period Ended
	September 30, 2010	September 30, 2009

INTEREST INCOME
Loans	$33,400	$36,089
Investment securities available for sale	5,637	6,134
Fed funds sold and other interest-earning deposits	26	8
Total Interest Income	39,063	42,231

INTEREST EXPENSE
Deposits	12,558	15,197
Short-term borrowings	388	1,477
Long-term debt	4,307	3,646
Total Interest Expense	17,253	20,320

Net Interest Income	21,810	21,911
Provision for loan losses	15,138	4,787
Net interest income after provision for loan losses	6,672	17,124

Non-interest income
Mortgage loan origination income	372	735
Service charges and fees on deposit accounts	1,370	1,208
Earnings on life insurance	660	660
Gain on sale of available for sale securities	--	110
Loss on impairment of nonmarketable investment	--	(407)
Gain on sale of loans	602	--
Other	447	363
Total non-interest income	3,451	2,669

Non-interest expense
Salaries and employee benefits	9,402	9,018
Occupancy and equipment	2,949	2,607
Data processing	1,168	1,110
FDIC deposit insurance premium	1,013	1,332
Other	5,445	3,733
Total non-interest expense	19,977	17,800

Income (loss) before income taxes	(9,854)	1,993
Income taxes	(4,503)	172

Net income (loss)	(5,351)	1,821
Effective dividend on preferred stock	1,264	1,012
Net income (loss) attributable to common shareholders	$(6,615)	$809

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.69)	$0.08
Diluted	$(0.69)	$0.08

Weighted average common shares outstanding - basic	9,579,041	9,569,290
Weighted average common shares outstanding - diluted	9,579,041	9,585,422

PERFORMANCE RATIOS (annualized)
Return on average assets	-0.72%	0.23%
Return on average equity	-8.00%	2.01%
Yield on earning assets	5.68%	5.71%
Cost of interest-bearing liabilities	2.74%	3.16%
Tax equivalent net interest margin	3.23%	3.04%
Efficiency ratio	79.08%	72.42%
Net loan charge-offs	2.68%	0.61%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009 (a)	September 30, 2009
ASSETS
Cash and due from banks	$8,019	$10,895	$9,964	$9,285	$7,841
Interest earning deposits with banks	1,491	2,160	884	4,617	4,436
Federal funds sold	20,155	15,930	15,785	17,825	5,545
Investment securities available for sale at fair value	186,562	186,128	188,609	193,123	198,309
Loans held for sale	2,039	1,317	138	--	--
Loans	694,450	709,443	744,484	759,348	771,997
Allowance for loan losses	(18,049)	(18,348)	(16,807)	(17,567)	(13,782)
Net Loans	676,401	691,095	727,677	741,781	758,215
Accrued interest receivable	3,682	4,150	4,121	4,260	4,255
Federal Home Loan Bank stock	10,933	11,777	11,777	11,777	11,777
Bank premises and equipment	11,743	11,972	12,002	11,861	11,946
Investment in life insurance	18,277	18,068	17,863	17,658	17,444
Goodwill	--	--	--	--	30,233
Other intangibles	726	760	793	826	860
Foreclosed assets	15,205	16,072	8,128	6,306	5,298
Other assets	17,275	15,401	13,394	13,486	7,544

Total Assets	$972,508	$985,725	$1,011,135	$1,032,805	$1,063,703

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$61,962	$61,525	$55,421	$61,042	$66,947
Savings	65,681	65,653	61,894	58,086	59,973
Money market and NOW	200,764	191,240	182,702	165,994	148,560
Time	388,641	403,807	413,740	437,513	438,702
Total Deposits	717,048	722,225	713,757	722,635	714,182

Short-term borrowings	7,000	22,000	57,000	74,000	88,000
Long-term debt	157,748	149,748	145,748	142,748	133,748
Accrued expenses and other liabilities	5,145	4,657	4,158	3,902	4,258

Total Liabilities	886,941	898,630	920,663	943,285	940,188
STOCKHOLDERS' EQUITY
Preferred stock	23,266	23,154	23,043	22,935	22,798
Common stock	9,664	9,664	9,627	9,627	9,627
Warrant	2,367	2,367	2,367	2,367	2,367
Additional paid-in capital	74,597	74,560	74,562	74,530	74,484
Retained earnings (deficit)	(27,969)	(25,662)	(21,231)	(21,354)	11,298
Accumulated other comprehensive income	3,642	3,012	2,104	1,415	2,941

Total Stockholders' Equity	85,567	87,095	90,472	89,520	123,515

Total Liabilities and Stockholders' Equity	$972,508	$985,725	$1,011,135	$1,032,805	$1,063,703
( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	8.73%	8.77%	8.88%	8.59%	8.95%
Tangible common equity to tangible assets	6.34%	6.41%	6.60%	6.37%	6.74%
Tier 1 leverage ratio (current quarter estimate)	9.20%	9.25%	9.49%	9.03%	9.48%
Tier 1 risk-based capital ratio (current quarter estimate)	11.36%	11.44%	11.63%	11.37%	11.49%
Total risk-based capital ratio (current quarter estimate)	13.57%	13.65%	13.80%	13.53%	13.63%

ASSET QUALITY RATIOS (in thousands)

Non accrual loans	$30,662	$11,934	$29,410	$18,134	$16,540
Accruing loans > 90 days past due	--	--	--	381	--
Total nonperforming loans	30,662	11,934	29,410	18,515	16,540
Other real estate owned & repossessions	15,205	16,072	8,128	6,306	5,298
Total nonperforming assets	$45,867	$28,006	$37,538	$24,821	$21,838
Allowance for loan losses to loans	2.60%	2.59%	2.26%	2.31%	1.79%
Nonperforming loans to total loans	4.42%	1.68%	3.95%	2.44%	2.14%
Nonperforming assets to total assets	4.71%	2.84%	3.71%	2.40%	2.05%
Restructured not included in categories above	5,648	11,451	12,368	13,691	9,525

	Nonperforming Loan Analysis
	September 30, 2010		December 31, 2009
	Outstanding Loan Balance	Percentage of Total Loans	Outstanding Loan Balance	Percentage of Total Loans
Construction and A&D	$18,680	2.69%	$7,073	0.93%
Commercial real estate	7,990	1.15%	4,655	0.61%
Residential mortgage	2,812	0.40%	2,758	0.36%
Home equity lines and loans	896	0.13%	1,314	0.17%
Commercial and industrial	272	0.04%	2,706	0.36%
Consumer	12	0.00%	9	0.00%
Totals	$30,662	4.42%	$18,515	2.44%

	Nonperforming Loans by Region
	As of September 30, 2010
	Loans Outstanding	% of Total Loans Outstanding	Nonperforming Loans	Nonperforming Loans to Loans Outstanding

Triangle Region	$408,981	58.69%	$17,198	4.21%
Sandhills Region	109,215	15.73%	6,814	6.24%
Wilmington Region	176,254	25.38%	6,650	3.77%

Totals	$694,450	100.00%	$30,662	4.42%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	For the Three Months Ended
	September 30, 2010			June 30, 2010			September 30, 2009
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-earnings assets
Loan portfolio	$704,177	$10,420	5.87%	$736,015	$11,496	6.26%	$772,419	$11,987	6.16%
Investment securities	191,714	1,844	4.57%	194,227	1,857	4.41%	207,599	2,081	4.46%
Fed funds and other interest-earning	19,278	13	0.27%	10,826	8	0.30%	2,987	1	0.13%
Total interest-earning assets	915,169	12,277	5.45%	941,068	13,361	5.82%	983,005	14,069	5.77%
Noninterest-earning assets	61,465			51,135			76,990
Total Assets	$976,634			$992,203			$1,059,995

Interest-bearing liabilities
Interest-bearing NOW	$130,712	845	2.56%	$117,204	801	2.74%	$65,362	316	1.92%
Money market and savings	130,824	351	1.06%	133,295	395	1.19%	134,105	456	1.35%
Time deposits	394,895	2,784	2.80%	409,981	3,036	2.97%	443,337	4,113	3.68%
Short-term borrowings	12,174	58	1.89%	29,342	124	1.70%	107,389	507	1.87%
Long-term debt	155,313	1,428	3.60%	151,177	1,467	3.88%	120,487	1,265	4.11%
Total interest-bearing liabilities	823,918	5,466	2.63%	840,999	5,823	2.78%	870,680	6,657	3.03%
Non-interest bearing deposits	60,301			57,589			63,551
Other liabilities	4,334			4,001			3,268
Total Liabilities	888,553			902,589			937,499
Stockholders' Equity	88,081			89,614			122,496
Total Liabilities & Stockholders' Equity	$976,634			$992,203			$1,059,995

Net interest income		$6,811			$7,538			$7,412
Interest rate spread			2.82%			3.04%			2.74%
Tax equivalent net interest-margin			3.08%			3.33%			3.08%

Percentage of average interest-earning assets to average interest-bearing liabilities			111.08%			111.90%			112.90%

	For the Nine Months Ended
	September 30, 2010			September 30, 2009
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-earnings assets
Loan portfolio	$730,611	$33,400	6.11%	$781,311	$36,089	6.18%
Investment securities	195,132	5,637	4.43%	202,570	6,134	4.44%
Fed funds and other interest-earning	13,161	26	0.26%	5,326	8	0.20%
Total interest-earning assets	938,904	39,063	5.68%	989,207	42,231	5.79%
Noninterest-earning assets	54,603			72,136
Total Assets	$993,507			$1,061,343

Interest-bearing liabilities
Interest-bearing NOW	$115,043	2,270	2.64%	$54,085	594	1.47%
Money market and savings	131,475	1,151	1.17%	135,555	1,427	1.41%
Time deposits	409,091	9,137	2.99%	453,306	13,176	3.89%
Short-term borrowings	35,411	388	1.46%	110,631	1,477	1.78%
Long-term debt	151,279	4,307	3.75%	121,356	3,646	3.96%
Total interest-bearing liabilities	842,299	17,253	2.74%	874,933	20,320	3.11%
Non-interest bearing deposits	57,717			62,069
Other liabilities	4,010			3,092
Total Liabilities	904,026			940,094
Stockholders' Equity	89,481			121,249
Total Liabilities & Stockholders' Equity	$993,507			$1,061,343

Net interest income		$21,810			$21,911
Interest rate spread			2.94%			2.68%
Tax equivalent net interest-margin			3.23%			3.04%

Percentage of average interest-earning assets to average interest-bearing liabilities			111.47%			113.06%

CONTACT:  Crescent Financial Corporation
                       Michael G. Carlton, President and CEO
                       Bruce W. Elder, Vice President
                       (919) 466-1005